UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2016

Commission File Number: 001-37544

AmpliPhi Biosciences Corporation

(Exact name of Registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3579 Valley Centre Drive

San Diego, California 92130

(Address of principal executive offices)

804-827-2524

(Registrant’s Telephone number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

On April 15, 2016, Julian Kirk resigned as a member of our board of directors (the “Board”), effective immediately. Mr. Kirk did not hold a position on any committee of our Board. By letter dated April 15, 2016 (“Resignation Letter”), Mr. Kirk informed us that he resigned because Third Security, LLC (“Third Security”), one of our principal shareholders and of which entity Mr. Kirk is a managing director, has lost faith in our management and the direction of our company. The Resignation Letter cites the recent automatic conversion of all of our then-outstanding shares of Series B Convertible Preferred Stock (“Series B Shares”) into shares of Common Stock (“Common Shares”) in accordance with Section 4.4.4(b) of our Amended and Restated Articles of Incorporation (the “Restated Articles”) on April 8, 2016, which he asserts was conducted in bad faith. We disagree with this assertion. A copy of the Resignation Letter is attached to this report as Exhibit 99.1.

On April 8, 2016, certain holders (the “Holders”) of over two-thirds of our then-outstanding Series B Shares elected to automatically convert all outstanding Series B Shares into Common Shares in accordance with Section 4.4.4(b)(ii) of the Restated Articles. Also on April 8, 2016, we issued the Holders an aggregate of 853,465 Common Shares (the “Shares”) pursuant to a Common Stock Issuance Agreement (the “Common Stock Issuance Agreement”) and agreed to amend certain Common Stock warrants issued to the Holders to reduce the exercise price of such warrants from $7.00 per share to $4.05 per share and extend the expiration date thereof from June 26, 2018 to March 31, 2021 (the “Warrant Amendments”). As consideration for the Shares and the Warrant Amendments, the Holders waived their right to receive approximately $2.2 million in aggregate cash payments to which they were entitled upon the conversion in respect of accrued dividends on their former Series B Shares. The Holders also waived their registration rights with respect to certain future registration statements that may be filed, and certain future public offerings that may be conducted, by us.

On April 14, 2016, NRM VII Holdings I, LLC (“NRM”), an affiliate of Third Security, filed a complaint against us and the members of our Board (other than Mr. Kirk), as described below.

The foregoing descriptions of the Restated Articles, the Common Stock Issuance Agreement and the Resignation Letter are not complete and are qualified in their entirety by reference to such documents, copies of which are filed, respectively, as Exhibit 3.1 to our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) on November 16, 2015, Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on April 8, 2016, and Exhibit 99.1 to this report.

In accordance with Item 5.02(a)(3) of Form 8-K, on April 19, 2016 we provided Mr. Kirk with a copy of the disclosures we are making pursuant to this Item 5.02(a), and provided Mr. Kirk with the opportunity to furnish to us a letter addressed to us stating whether Mr. Kirk agrees with the statements made by us pursuant to this Item 5.02(a) and, if not, stating the respects in which Mr. Kirk does not agree. On April 19, 2016, Mr. Kirk provided us with a letter in response, a copy of which is attached hereto as Exhibit 99.2 to this report.

Item 8.01 Other Events.

On April 14, 2016, NRM filed a complaint against us and the members of our Board (other than Mr. Kirk) in the Superior Court of California, County of San Diego.  The complaint alleges that we breached the implied covenant of good faith by entering into a scheme to force NRM to convert its Series B Shares into Common Shares.  The complaint further alleges that the members of the Board who were named as defendants breached their fiduciary duty of good faith owed to NRM, as one of our shareholders, by participating in this transaction. The complaint seeks unspecified monetary damages and other relief. We plan to vigorously defend against the claims advanced.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Resignation Letter, dated April 15, 2016
99.2	Letter from Julian Kirk to AmpliPhi Biosciences Corporation, dated April 19, 2016

Forward Looking Statements

Statements contained in this report that are not statements of historical fact are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements concerning the complaint filed by NRM. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words.  These forward-looking statements are based upon our current expectations and involve a number of risks and uncertainties, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2016	AmpliPhi Biosciences Corporation

	By:	/s/ M. Scott Salka
	Name:	M. Scott Salka
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Resignation Letter, dated April 15, 2016
99.2	Letter from Julian Kirk to AmpliPhi Biosciences Corporation, dated April 19, 2016